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Exhibit 99.1

FIRST ASSOCIATIONS BANK

Financial Statements

December 31, 2011 and 2010

(With Independent Auditors' Report Thereon)

 Independent Auditors' Report

The Board of Directors
of First Associations Bank
Dallas, Texas

        We have audited the accompanying balance sheets of First Associations Bank (the Bank) as of December 31, 2011 and 2010, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Associations Bank at December 31, 2011 and 2010 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Dallas, Texas
January 26, 2012

17330 Preston Road -- Building B, Suite 240 -- Dallas, Texas 75252 -- Office: 972.404.1226 -- Fax: 972.404.1227 -- www.jonesbaggett.com

FIRST ASSOCIATIONS BANK

Balance Sheets

December 31, 2011 and 2010

	2011	2010
ASSETS
Cash and cash equivalents	$2,106,380	$2,047,762
Interest bearing deposits in other banks	10,618,407	13,358,318

Total cash and cash equivalents	12,724,787	15,406,080
Securities available for sale	179,088,610	128,238,426
Securities held to maturity	111,392,942	96,157,896
Loans, net	11,224,933	6,441,510
Bank premises and equipment, net	78,352	84,724
Bank owned life insurance	3,929,197	3,795,682
Accrued interest receivable	2,124,112	1,722,145
Prepaid expenses	292,530	568,501
Other assets	1,024,993	662,118

Total assets	$321,880,456	$253,077,082

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Noninterest bearing	$78,574,809	$16,073,127
Interest bearing	198,874,862	204,503,129

Total deposits	277,449,671	220,576,256
Repurchase agreements	884,140	209,199
Accrued interest payable	99,169	92,665
Other liabilities	1,194,097	678,874
Commitments and contingencies	—	—
Stockholders' equity:
Common stock-voting, $5 par value; 1,980,229 shares authorized, issued and outstanding at December 31, 2011 and December 31, 2010	9,901,145	9,901,145
Additional paid in capital	11,090,169	11,055,389
Retained earnings	13,537,148	9,267,330
Accumulated other comprehensive income	7,724,917	1,296,224

Total stockholders' equity	42,253,379	31,520,088

Total liabilities and stockholders' equity	$321,880,456	$253,077,082

See accompanying notes to financial statements.

FIRST ASSOCIATIONS BANK

Statements of Income

For the Years Ended December 31, 2011 and 2010

	2011	2010
Interest income:
Interest and fees on loans	$549,880	$348,770
Interest on investment securities	8,893,271	8,227,926
Interest on federal funds sold	—	236
Interest on interest bearing deposits in other banks	86,993	81,589
Other	20,462	12,925

Total interest income	9,550,606	8,671,446

Interest expense:
Interest on deposit accounts	1,109,545	1,531,818
Interest on federal funds purchased and other borrowings	2,804	1,082

Total interest expense	1,112,349	1,532,900

Net interest income	8,438,257	7,138,546
Provision for loan losses	216,000	—

Net interest income after provision	8,222,257	7,138,546

Noninterest income:
Service charges on deposit accounts	6,245	6,815
Net gains on sales of securities available for sale	1,214,595	777,673
Earnings on bank owned life insurance	133,515	105,541
Other	1,147	50,384

Total noninterest income	1,355,502	940,413

Noninterest expense:
Salaries and employee benefits	2,268,788	1,758,230
Occupancy of bank premises	148,651	132,096
Lockbox and outsourced support fees	978,000	657,000
Marketing and customer relations	171,766	83,317
Data processing	251,765	240,090
Professional fees	284,261	280,136
FDIC insurance	296,355	396,205
Other	314,286	209,142

Total noninterest expense	4,713,872	3,756,216

Net income	$4,863,887	$4,322,743

See accompanying notes to financial statements.

FIRST ASSOCIATIONS BANK

Statements of Changes in Stockholders' Equity

For the Years Ended December 31, 2011 and 2010

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance at January 1, 2010	$9,901,145	$11,011,751	$4,944,587	$2,687,479	$28,544,962
Stock based compensation	—	43,638	—	—	43,638
Net income	—	—	4,322,743	—	4,322,743
Change in unrealized gains on securities available for sale	—	—	—	(1,391,255)	(1,391,255)

Total comprehensive income	—	—	—	—	2,931,488

Balance at December 31, 2010	9,901,145	11,055,389	9,267,330	1,296,224	31,520,088
Stock based compensation	—	34,780	—	—	34,780
Net income	—	—	4,863,887	—	4,863,887
Change in unrealized gains on securities available for sale	—	—	—	6,428,693	6,428,693

Total comprehensive income	—	—	—	—	11,292,580
Dividends paid to shareholders	—	—	(594,069)	—	(594,069)

Balance at December 31, 2011	$9,901,145	$11,090,169	$13,537,148	$7,724,917	$42,253,379

See accompanying notes to financial statements.

FIRST ASSOCIATIONS BANK

Statements of Cash Flows

For the Years Ended December 31, 2011 and 2010

	2011	2010
Cash flows from operating activities:
Net income	$4,863,887	$4,322,743
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and net accretion	2,006,196	1,777,583
Provision for loan losses	216,000	—
Stock based compensation	34,780	43,638
Gain on sales of investment securities	(1,214,595)	(777,673)
Earnings on bank owned life insurance	(133,515)	(105,541)
Increase in accrued interest, prepaid expenses and other assets	(488,871)	(86,593)
Increase in accrued expenses and other liabilities	521,727	60,622

Net cash provided by operating activities	5,805,609	5,234,779

Cash flows from investing activities:
Activity in available for sale securities:
Purchases	(91,809,647)	(54,828,878)
Proceeds from sales, maturities, principal paydowns and called securities	47,379,076	36,081,031
Activity in held to maturity securities:
Purchases	(37,351,907)	(25,583,621)
Proceeds from maturities, principal paydowns and called securities	21,377,955	28,515,034
Purchase of bank owned life insurance	—	(1,500,000)
Net originations of loans	(4,999,423)	(1,478,718)
Additions to bank premises and equipment	(37,243)	(24,408)

Net cash used in investing activities	(65,441,189)	(18,819,560)

Cash flows from financing activities:
Net increase in deposits	56,873,415	23,171,274
Net decrease in federal funds purchased	—	(4,000,000)
Proceeds from FHLB advances	16,100,000	—
Repayments of FHLB advances	(16,100,000)	—
Net increase in repurchase agreements	674,941	209,199
Dividend payments to shareholders	(594,069)	—

Net cash provided by financing activities	56,954,287	19,380,473

Net (decrease) increase in cash and cash equivalents	(2,681,293)	5,795,692
Cash and cash equivalents at beginning of year	15,406,080	9,610,388

Cash and cash equivalents at end of year	$12,724,787	$15,406,080

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$1,105,845	$1,630,308
Retirement of bank premises and equipment	$16,479	$—
Cash paid for income taxes	$—	$—

See accompanying notes to financial statements.

FIRST ASSOCIATIONS BANK

Notes to Financial Statements

December 31, 2011 and 2010

1. Summary of Significant Accounting Policies

        A summary of significant accounting policies of First Associations Bank (the Bank) applied in the preparation of the accompanying financial statements follows. The accounting principles followed by the Bank and the methods of applying them are in conformity with both U.S. generally accepted accounting principles and prevailing practices of the banking industry.

Business

        The Bank, a state bank located in Dallas, Texas, began operations in 2007. The Bank was created to serve the unique needs of community association management companies and is committed to those services beneficial to such companies and their community associations. The Bank is subject to the regulations of certain state and federal agencies and will undergo periodic examinations by those regulatory authorities.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. The allowance for loan losses, the fair values of financial instruments and the status of contingencies are particularly susceptible to significant change in the near term.

Cash and Cash Equivalents

        Cash equivalents, for the purposes of reporting cash flows, include cash on hand, amounts due from banks, other short-term investments and federal funds sold. Federal funds are normally sold for one-day periods.

Investment Securities

        The Bank uses the specific identification method to determine the basis for computing realized gain or loss. The Bank accounts for investment securities as follows:

        Held to Maturity ("HTM").    Debt investment securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the period remaining until maturity.

        Available for Sale ("AFS").    Investment securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, need for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available for sale. These assets are carried at estimated fair value. Unrealized gains and losses are reported as other comprehensive income. Gains and losses on the sale of available for sale securities are recorded on the trade date and determined using the specific identification method.

        Trading.    No investment securities were designated as trading at December 31, 2011 and 2010.

FIRST ASSOCIATIONS BANK

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

1. Summary of Significant Accounting Policies (Continued)

        Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary are recognized by write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses.

Loans and Allowance for Loan Losses

        Loans are stated at the amount of unpaid principal reduced by an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amounts outstanding. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes the collectability of the principal is unlikely.

        The allowance is an amount management believes will be adequate to absorb estimated inherent losses on existing loans that are deemed uncollectible based upon management's review and evaluation of the loan portfolio. The allowance for loan losses is comprised of three elements: (i) specific reserves determined in accordance with current authoritative accounting guidance based on probable losses on specific classified loans; (ii) general reserve determined in accordance with current authoritative accounting guidance that consider historical loss rates; and (iii) qualitative reserves determined in accordance with current authoritative accounting guidance based upon general economic conditions and other qualitative risk factors both internal and external to the Bank. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on general economic conditions, the financial condition of borrowers, the value and liquidity of collateral, delinquency, prior loan loss experience, and the results of periodic reviews of the portfolio. For purposes of determining the general reserve, the loan portfolio, less cash secured loans and classified loans, if any, is multiplied by the Bank's historical loss rate or a factor using the Bank's peer group's historical loss rate. The Bank's methodology is constructed so that specific allocations are increased in accordance with deterioration in credit quality and a corresponding increase in risk of loss. In addition, the Bank adjusts the allowance for qualitative factors such as current local economic conditions and trends, including unemployment, changes in lending staff, policies and procedures, changes in credit concentrations, changes in the trends and severity of problem loans and changes in trends in volume and terms of loans. This additional allocation based on qualitative factors serves to compensate for additional areas of uncertainty inherent in the portfolio that are not reflected in the Bank's historic loss factors.

        Accrual of interest is discontinued on a loan and payments applied to principal when management believes, after considering economic and business conditions and collection efforts, the borrower's financial condition is such that collection of interest is doubtful. Generally all loans past due greater than 90 days, based on contractual terms, are placed on non-accrual. For certain loans in the portfolio, facts and circumstances are evaluated in making charge-off decisions. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Loans are considered impaired when, based on current information and events, it is probable the Bank will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. If a loan is impaired, a specific valuation allowance is allocated, if necessary. Interest payments on impaired loans are typically applied

FIRST ASSOCIATIONS BANK

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

1. Summary of Significant Accounting Policies (Continued)

to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

        The Bank's policy requires measurement of the allowance for an impaired collateral dependent loan based on the fair value of the collateral. Other loan impairments are measured based on the present value of expected future cash flows or the loan's observable market price. At December 31, 2011, all significant impaired loans have been determined to be collateral dependent and the allowance for loss has been measured utilizing the estimated fair value of the collateral.

        From time to time, the Bank may modify its loan agreement with a borrower. A modified loan is considered a troubled debt restructuring when two conditions are met: (i) the borrower is experiencing financial difficulty and (ii) concessions are made by the Bank that would not otherwise be considered for a borrower with similar credit risk characteristics. Modifications to loan terms may include a lower interest rate, a reduction of principal, or a longer term to maturity. Each of these loans is evaluated for impairment and a specific reserve is recorded based on probable losses, taking into consideration the related collateral and modified loan terms and cash flow. As of December 31, 2011 and 2010, the Bank has no troubled debt restructured loans recorded.

        The Bank has certain lending policies and procedures in place that are designed to maximize loan income with an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis and makes changes as appropriate. Management receives frequent reports related to loan originations, quality, concentrations, delinquencies, non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions, both by type of loan and geography.

        Loans to community associations are underwritten after evaluating and understanding the borrower's ability to operate profitably and effectively. Underwriting standards are designed to determine whether the borrower possesses sound business ethics and practices and to evaluate current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Community association loans are primarily made based on the identified cash flows of the borrower. Therefore, most community association loans are secured by the association's assessment income stream.

Fees and Costs Associated with Originating Loans

        Fees and costs associated with originating loans are recognized as income or expense generally in the period in which the fees were received and/or costs were incurred. Under generally accepted accounting principles such fees and costs generally are deferred and recognized over the life of the loan as an adjustment of yield. For the years ended December 31, 2011 and 2010, management believes that not deferring such fees and costs and amortizing them over the life of the related loans does not materially affect the financial position or results of operations of the Bank.

FIRST ASSOCIATIONS BANK

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

1. Summary of Significant Accounting Policies (Continued)

Bank Premises and Equipment

        Leasehold improvements and furniture and equipment are stated at cost, less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:

Leasehold improvements	term of lease
Furniture, fixtures and equipment	2 - 7 years

Repurchase Agreements

        The Bank sells certain securities under agreements to repurchase. The agreements are treated as financing, and the obligations to repurchase securities sold are reflected as a liability in the Balance Sheets. The dollar amount of investment securities underlying the agreements remain in the asset accounts.

Income Taxes

        The Bank with the consent of its stockholders elected to be an S corporation under the Internal Revenue Code (Code). Earnings and losses of the Bank are included in the personal income tax returns of the stockholders and taxed depending on their personal tax strategies. Because the Bank's stockholders are obligated to pay federal income taxes on the earnings of the Bank, the Bank generally expects to declare cash dividends (to the extent permitted by bank regulations) sufficient to fund stockholders' tax payments as they come due.

Stock Based Compensation

        The Bank accounts for its stock awards to eligible employees, officers and directors in accordance with authoritative guidance which requires the Bank to recognize in the Statement of Income, the grant-date fair value of stock awards issued over the vesting period. The Bank recorded stock option expense totaling approximately $35,000 and $44,000 for the years ended December 31, 2011 and 2010, respectively.

Fair Values of Financial Instruments

        Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on- and off-balance sheet financial instruments do not include the value of anticipated future business or the value of assets and liabilities not considered financial instruments.

FIRST ASSOCIATIONS BANK

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

1. Summary of Significant Accounting Policies (Continued)

Comprehensive Income

        Comprehensive income is included in the Statements of Changes in Stockholders' Equity and reported for all periods. Comprehensive income includes both net income and other comprehensive income, which includes the change in unrealized gains and losses on securities available for sale.

Subsequent Events

        Subsequent events have been evaluated through January 26, 2012, which was the date the financial statements were available to be issued.

Reclassification

        Certain amounts previously reported may have been reclassified to conform to the current format.

2. Recently Issued Authoritative Accounting Guidance

        In 2010, the Financial Accounting Standards Board (FASB) issued authoritative guidance expanding disclosures related to fair value measurements including (i) the amounts of significant transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers, (ii) the reasons for transfers of assets or liabilities in or out of Level 3 of the fair value hierarchy, with significant transfers disclosed separately, (iii) the policy for determining when transfers between levels of the fair value hierarchy are recognized and (iv) for recurring fair value measurements of assets and liabilities in Level 3 of the fair value hierarchy, a gross presentation of information about purchases, sales, issuances and settlements. The new guidance further clarifies that (i) fair value measurement disclosures should be provided for each class of assets and liabilities (rather than major category), which would generally be a subset of assets or liabilities within a line item in the Balance Sheets and (ii) disclosures should be provided about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for each class of assets and liabilities included in Levels 2 and 3 of the fair value hierarchy. The disclosures related to the gross presentation of purchases, sales, issuances and settlements of assets and liabilities included in Level 3 of the fair value hierarchy were required beginning January 1, 2011. The remaining disclosure requirements and clarifications made by the new guidance became effective on January 1, 2010 and did not have a significant impact on the Bank's financial statements.

        In 2010, the FASB issued authoritative guidance that requires entities to provide enhanced disclosures in the financial statements about their loans including credit risk exposures and the allowance for loan losses. Included in the new guidance are credit quality information, impaired loan information, loan modification information and nonaccrual and past due information. The new disclosures were effective for the Bank on December 15, 2011.

        In 2011, the FASB issued authoritative guidance to provide additional guidance and clarification in determining whether a creditor has granted a concession and whether a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring. The new guidance includes examples illustrating whether a restructuring constitutes a troubled debt restructuring. The authoritative guidance is effective for annual periods ending on or

FIRST ASSOCIATIONS BANK

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

2. Recently Issued Authoritative Accounting Guidance (Continued)

after December 15, 2012. Adoption of this new guidance will not have a significant impact on the Bank's financial statements.

        In 2011, the FASB issued authoritative guidance requiring most entities to present items of net income and other comprehensive income either in one continuous statement—referred to as the Statement of Comprehensive Income—or in two separate, but consecutive, statements of net income and other comprehensive income. The new disclosures will be effective for the Bank beginning December 15, 2012. The Bank does not expect the adoption of this authoritative guidance to have a significant effect on the financial condition and results of operations.

3. Investment Securities

        Investment securities have been classified in the accompanying balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are as follows:

	December 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
Mortgage-backed securities	$59,376,896	$713,427	$15,275	$60,075,048
Collateralized mortgage obligations	38,665,401	1,337,310	—	40,002,711
Municipal obligations	73,321,396	5,703,601	14,146	79,010,851

	$171,363,693	$7,754,338	$29,421	$179,088,610

Held to Maturity
Mortgage-backed securities	$51,581,246	$2,337,732	$—	$53,918,978
Collateralized mortgage obligations	16,480,306	323,565	—	16,803,871
Municipal obligations	43,331,390	3,185,041	27,917	46,488,514

	$111,392,942	$5,846,338	$27,917	$117,211,363

FIRST ASSOCIATIONS BANK

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

3. Investment Securities (Continued)

	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
Mortgage-backed securities	$51,646,678	$1,020,051	$97,724	$52,569,005
Collateralized mortgage obligations	15,707,761	304,245	—	16,012,006
Municipal obligations	59,587,763	654,528	584,876	59,657,415

	$126,942,202	$1,978,824	$682,600	$128,238,426

Held to Maturity
Mortgage-backed securities	$43,971,639	$1,775,861	$—	$45,747,500
Collateralized mortgage obligations	20,863,313	462,675	156,692	21,169,296
Municipal obligations	31,322,944	146,683	595,776	30,873,851

	$96,157,896	$2,385,219	$752,468	$97,790,647

        The following tables disclose the Bank's investment securities that have been in a continuous unrealized loss position for less than 12 months and those that have been in a continuous unrealized loss position for 12 or more months:

	December 31, 2011
	Less than 12 Months		12 Months or More		Totals
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available for Sale
Mortgage-backed securities	$10,478,202	$15,275	$—	$—	$10,478,202	$15,275
Municipal obligations	1,278,275	14,146	—	—	1,278,275	14,146

	$11,756,477	$29,421	$—	$—	$11,756,477	$29,421

Held to Maturity
Municipal obligations	$918,103	$16,372	$626,630	$11,545	$1,544,733	$27,917

FIRST ASSOCIATIONS BANK

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

3. Investment Securities (Continued)

	December 31, 2010
	Less than 12 Months		12 Months or More		Totals
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available for Sale
Mortgage-backed securities	$6,574,161	$97,724	$—	$—	$6,574,161	$97,724
Municipal obligations	24,119,284	584,876	—	—	24,119,284	584,876

	$30,693,445	$682,600	$—	$—	$30,693,445	$682,600

Held to Maturity
Mortgage-backed securities	$3,078,532	$156,692	$—	$—	$3,078,532	$156,692
Municipal obligations	18,409,915	595,776	—	—	18,409,915	595,776

	$21,488,447	$752,468	$—	$—	$21,488,447	$752,468

        The number of investment positions in this unrealized loss position totaled 7 at December 31, 2011. The Bank does not believe these unrealized losses are "other than temporary" as (i) the Bank does not have the intent to sell investment securities prior to recovery and (ii) it is more likely than not that the Bank will not have to sell these securities prior to recovery. The unrealized losses noted are interest rate related due to the level of interest rates at December 31, 2011. The Bank has reviewed the ratings of the issuers and has not identified any issues related to the ultimate repayment of principal as a result of credit concerns on these securities.

        The amortized costs and estimated fair values of securities are presented below by contractual maturity. Contractual maturities of mortgage-backed securities and collateralized mortgage obligations will differ from expected maturities because issuers may have the right to call or prepay obligations. Therefore, these securities are not included in the maturity categories below.

	December 31, 2011
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$—	$—	$—	$—
Due from one year to five years	3,314,908	3,485,157	—	—
Due from five years to ten years	43,340,714	47,365,920	7,538,375	8,267,710
Due after ten years	26,665,774	28,159,774	35,793,015	38,220,804

	73,321,396	79,010,851	43,331,390	46,488,514
Mortgage-backed securities and collateralized mortgage obligations	98,042,297	100,077,759	68,061,552	70,722,849

	$171,363,693	$179,088,610	$111,392,942	$117,211,363

        Gross proceeds from sales of securities were approximately $31,212,000 and $18,278,000 in 2011 and 2010, respectively. Gross realized gains and losses on sales of securities were approximately $1,228,000 and $13,000, respectively, for the year ended December 31, 2011. Gross realized gains on sales of securities were approximately $778,000 for the year ended December 31, 2010. There were no losses recognized as a result of sales in 2010.

FIRST ASSOCIATIONS BANK

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

3. Investment Securities (Continued)

        Included in the securities sold during 2011 were two securities which were designated by the Bank as held to maturity. In accordance with authoritative literature, the securities were sold after the Bank had collected in excess of 85% of the original principal amount. The carrying values of held to maturity securities sold during 2011 were approximately $401,000 and the gains recognized from those sales were approximately $14,000.

        Certain investment securities were pledged to secure repurchase agreements at December 31, 2011 and 2010. Although approximately $12,134,000 and $13,390,000 of investments securities are available for pledging at December 31, 2011 and 2010, respectively, the pledged securities were limited to approximately $972,000 and $230,000, respectively.

4. Loans and Allowance for Loan Losses

        Loans in the accompanying balance sheets consisted of the following:

	December 31,
	2011	2010
Loans to community associations	$11,502,068	$6,503,510
Overdrafts	865	—

	11,502,933	6,503,510
Allowance for loan losses	(278,000)	(62,000)

	$11,224,933	$6,441,510

        The Bank extends credit solely to community associations throughout the nation.

Non-Accrual and Past Due Loans

        Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, in management's opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Non-accrual loans, as of December 31, 2011 and 2010, consisted of the following:

	2011	2010
Loans to community associations	$146,318	$—

        Had non-accrual loans performed in accordance with their original contract terms, the Company would have recognized additional interest income of approximately $3,500 in 2011.

FIRST ASSOCIATIONS BANK

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

4. Loans and Allowance for Loan Losses (Continued)

        An age analysis of past due loans, aggregated by class of loans, as of December 31, 2011 are as follows:

	30 to 59 Days	60 to 89 Days	90 Days or Greater	Total Past Due	Total Current	Total 90 Days Past Due and Still Accruing
Loans to community associations	$—	$—	$146,318	$146,318	$11,356,615	$—

Impaired Loans

        Loans are considered impaired when, based on current information and events, it is probable the Bank will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. Impairment is evaluated in total for smaller-balance loans of a similar nature and on an individual loan basis for other loans. If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

        Impaired loans at December 31, 2011 are summarized in the following table. No interest was recognized on impaired loans subsequent to their classification as impaired.

	Unpaid Contractual Principal Balance	Recorded Investment with No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment During Year
Loans to community associations	$146,318	$—	$146,318	$146,318	$146,318	$147,000

        There were no impaired loans recorded by the Bank at December 31, 2010.

        Interest payments received on impaired loans are recorded as interest income unless collections of the remaining recorded investment are doubtful, at which time payments received are recorded as reductions of principal. The impaired loan recorded at December 31, 2011, is also on nonaccrual and therefore, the Bank did not recognized interest income on impaired loans during the year ended December 31, 2011. If interest on impaired loans had been recognized on a full accrual basis during the year ended December 31, 2011, such income would have been approximately $3,500.

Credit Quality Indicators

        From a credit risk standpoint, the Bank classifies its loans in one of four categories: (i) pass, (ii) special mention, (iii) substandard or (iv) doubtful. Loans classified as loss are charged-off.

FIRST ASSOCIATIONS BANK

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

4. Loans and Allowance for Loan Losses (Continued)

        The classifications of loans reflect a judgment about the risks of default and loss associated with the loan. The Bank reviews the ratings on credits quarterly. Ratings are adjusted to reflect the degree of risk and loss that is felt to be inherent in each credit as of each quarterly reporting period. The methodology is structured so that specific allocations are increased in accordance with deterioration in credit quality (and a corresponding increase in risk and loss) or decreased in accordance with improvement in credit quality (and a corresponding decrease in risk and loss).

        Credits rated special mention show clear signs of financial weaknesses or deterioration in credit worthiness, however, such concerns are not so pronounced that the Bank generally expects to experience significant loss within the short-term. Such credits typically maintain the ability to perform within standard credit terms and credit exposure is not as prominent as credits rated more harshly.

        Credits rated substandard are those in which the normal repayment of principal and interest may be, or has been, jeopardized by reason of adverse trends or developments of a financial, managerial, economic or political nature, or important weaknesses which exist in collateral. A protracted workout on these credits is a distinct possibility. Prompt corrective action is therefore required to strengthen the Bank's position, and/or to reduce exposure and to assure that adequate remedial measures are taken by the borrower. Credit exposure becomes more likely in such credits and a serious evaluation of the secondary support to the credit is performed.

        Credits rated doubtful are those in which full collection of principal appears highly questionable, and which some degree of loss is anticipated, even though the ultimate amount of loss may not yet be certain and/or other factors exist which could affect collection of debt. Based upon available information, positive action by the Bank is required to avert or minimize loss. Credits rated doubtful are generally also placed on nonaccrual.

        At December 31, 2011, the following summarizes the Bank's internal ratings of its loans:

	Pass	Special Mention	Substandard	Doubtful	Total
Loans to community associations	$11,356,615	$—	$—	$146,318	$11,502,933

        An analysis of the allowance for loan losses is as follows:

	Year Ended December 31,
	2011	2010
Balance at beginning of year	$62,000	$62,000
Provision charged to earnings	216,000	—
Losses charged to the account allowance	—	—
Recoveries on loans previously charged-off	—	—

Net charge-offs	—	—

Balance at end of year	$278,000	$62,000

FIRST ASSOCIATIONS BANK

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

4. Loans and Allowance for Loan Losses (Continued)

        All of the activity included in the analysis of the allowance for loan losses is attributable to loans to community associations. The following table summarizes the allocation of the allowance for loan losses for the year ended December 31, 2011:

Period-end amount allocated to:
Loans individually evaluated for impairment	$146,318
Loans collectively evaluated for impairment	131,682

Ending balance	$278,000

        The Bank's recorded investment in loans as of December 31, 2011 related to the balance in the allowance for loan losses on the basis of the Bank's impairment methodology is as follows:

Loans to Community Associations
Loans individually evaluated for impairment	$146,318
Loans collectively evaluated for impairment	11,356,615

Total	$11,502,933

5. Bank Premises and Equipment

        Bank premises and equipment in the accompanying balance sheets consisted of the following:

	December 31,
	2011	2010
Leasehold improvements	$8,994	$8,994
Furniture and equipment	270,377	249,613

	279,371	258,607
Less accumulated depreciation	201,019	173,883

Bank premises and equipment, net	$78,352	$84,724

        Depreciation expense amounted to approximately $44,000 for both of the periods ending December 31, 2011 and 2010.

FIRST ASSOCIATIONS BANK

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

6. Deposits

        Deposits in the accompanying balance sheets consisted of the following:

	December 31,
	2011	2010
Noninterest bearing demand deposits	$78,574,809	$16,073,127
Interest bearing demand deposits	60,534,741	102,149,216
Limited access money market accounts	118,399,506	87,090,925
Certificates of deposit, $100,000 and greater	7,726,591	4,325,182
Certificates of deposit, less than $100,000	12,214,024	10,937,806

Total deposits	$277,449,671	$220,576,256

        The scheduled maturities of certificates of deposit at December 31, 2011 are as follows:

Year	Amount
2012	$14,065,415
2013	3,425,391
2014	2,309,141
2015	109,918
2016	30,750

$19,940,615

7. Repurchase Agreements

        Securities sold under agreement to repurchase represent overnight borrowings by the Bank and are collateralized by investment securities with fair values of approximately $972,000 and $230,000 at December 31, 2011 and 2010, respectively. Repurchase agreements at December 31, 2011 and 2010, amount to approximately $884,000 and $209,000, respectively.

8. Income Taxes

        As discussed in Note 1, the Bank with the consent of its stockholders elected to be an S corporation under the Internal Revenue Code. The Bank will generally report no federal income tax expense or benefit in its financial statements.

        There are no deferred income tax assets or liabilities as of December 31, 2011 or 2010.

9. Federal Funds Purchased

        At December 31, 2011, the Bank maintained two credit facilities with local banks which provide federal funds credit extensions with an ability to borrow up to an aggregate amount of approximately $20,000,000. At December 31, 2011 and 2010, there were no outstanding balances due on the credit facilities.

10. Financial Instruments With Off Balance Sheet Risk

        The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments

FIRST ASSOCIATIONS BANK

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

10. Financial Instruments With Off Balance Sheet Risk (Continued)

to extend credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower.

        The contractual amounts of credit related financial instruments such as commitments to extend credit represents the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless. Although the maximum exposure to loss is the amount of such commitments, management currently anticipates no material losses from such activities.

        At December 31, 2011 and 2010, the following financial instruments were outstanding whose contract amounts represent credit risk:

	2011	2010
Commitments to extend credit	$2,739,000	$945,000

11. Commitments and Contingencies

Operating Leases

        The Bank leases an automobile, its office facility in Dallas, Texas and an office in Connecticut under non-cancelable operating leases. Rent expense during the years ending December 31, 2011 and 2010, was approximately $80,000 and $69,000, respectively. The Bank's current lease for its Dallas office facility expires in May 2012. The Bank fully anticipates executing a new lease for this facility and is in negotiations with the lessor. The Bank's current lease for its Connecticut office is a one year lease with the option to renew for an additional year. The Connecticut lease expires in August 2012. Rent expense specific to the office leases for the years ending December 31, 2011 and 2010 was approximately $57,000 and $53,000, respectively.

        Minimum future rental payments under these non-cancelable operating leases for each year through 2014 and in the aggregate are as follows:

Year	Amount
2012	$43,000
2013	16,000
2014	9,000

$68,000

FIRST ASSOCIATIONS BANK

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

11. Commitments and Contingencies (Continued)

Litigation

        The Bank may from time to time be involved in certain legal actions arising from normal business activities. Management believes that these actions are without merit or that any ultimate liability resulting from them will not materially affect the financial position or results of operations of the Bank.

        The Bank does not anticipate any material losses as a result of these commitments and contingent liabilities.

12. Fair Value Measurements

        The authoritative guidance for fair value measurements defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

        The authoritative guidance requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement costs). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, the authoritative guidance establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

FIRST ASSOCIATIONS BANK

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

12. Fair Value Measurements (Continued)

        The fair value hierarchy is as follows:

    Level 1 Inputs.    Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

    Level 2 Inputs.    Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (for example, interest rates, volatilities, prepayment speeds, loss severities, credit risks and default rates) or inputs that are derived principally from or corroborated by observable market data by correlation or other means. Level 2 investments consist primarily of obligations of U.S. government sponsored enterprises and agencies, obligations of state and municipal subdivisions, corporate bonds and mortgage backed securities.

    Level 3 Inputs.    Significant unobservable inputs that reflect an entity's own assumptions that market participants would use in pricing the assets or liabilities.

        In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. While management believes the Bank's valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

        A description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

Financial Assets and Financial Liabilities

        Financial assets and financial liabilities measured at fair value on a recurring basis include the following:

    Investment Securities Available for Sale:    Securities classified as available-for-sale are reported at fair value utilizing Level 2 inputs. For these securities, the Bank obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the United States Treasury (the "Treasury") yield curve, live trading levels, trade execution data, market consensus prepayments speeds, credit information and the security's terms and conditions, among other things.

        There were no transfers between Level 2 and Level 3 during the years ended December 31, 2011 and 2010.

FIRST ASSOCIATIONS BANK

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

12. Fair Value Measurements (Continued)

        The following table summarizes financial assets and financial liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	Fair Value Measurements Using
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
December 31, 2011:
Investment securities available for sale	$—	$179,088,610	$—
December 31, 2010:
Investment securities available for sale	$—	$128,238,426	$—

        Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis, that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Financial assets and financial liabilities measured at fair value on a non-recurring basis during the years ending December 31, 2011 and 2010 include the following:

    Impaired Loans.    Impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 2 inputs based on observable market data or Level 3 input based on customized discounting criteria. The following table presents impaired loans that were remeasured and reported at fair value through a specific valuation allowance allocation of the allowance for loan losses:

	2011	2010
Carrying value of impaired loans	$146,318	$—
Specific valuation allowance allocations	(146,318)	—

Fair value of impaired loans	$—	$—

        There were no non-financial assets and liabilities measured at fair value on a non-recurring basis during the years ending December 31, 2011 and 2010.

        The Bank is required under current authoritative guidance to disclose the estimated fair value of their financial instrument assets and liabilities including those subject to the requirements discussed above. For the Bank, as for most financial institutions, substantially all of its assets and liabilities are considered financial instruments, as defined. Many of the Bank's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction.

        The estimated fair value amounts of financial instruments have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. In addition, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and

FIRST ASSOCIATIONS BANK

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

12. Fair Value Measurements (Continued)

numerous estimates that must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.

        Financial instruments with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market for similar assets and liabilities. Financial instrument assets with variable rates and financial instrument liabilities with no stated maturities have an estimated fair value equal to both the amount payable on demand and the carrying value.

        The carrying value and the estimated fair value of the Bank's contractual off-balance-sheet commitments to extend credit, which are generally priced at market at the time of funding, are not material to the Bank's financial statements.

        The estimated fair values and carrying values of all financial instruments under current authoritative guidance at December 31, 2011 and 2010 were as follows:

	December 31, 2011		December 31, 2010
	Book Value	Fair Value	Book Value	Fair Value
Financial assets:
Cash and cash equivalents	$12,725,000	$12,725,000	$15,406,000	$15,406,000
Securities available for sale	$179,089,000	$179,089,000	$123,238,000	$128,238,000
Securities held to maturity	$111,393,000	$117,211,000	$96,158,000	$97,791,000
Loans, net(1)	$11,225,000	$11,343,000	$6,442,000	$6,293,000
Investment in life insurance policies	$3,929,000	$3,929,000	$3,796,000	$3,796,000
Accrued interest receivable	$2,124,000	$2,124,000	$1,722,000	$1,722,000
Financial liabilities:
Deposits	$277,450,000	$277,556,000	$220,576,000	$220,632,000
Repurchase agreements	$884,000	$884,000	$209,000	$209,000
Accrued interest payable	$99,000	$99,000	$93,000	$93,000

(1)
Presented net of allowance for loan losses

13. Significant Group Concentrations of Credit Risk

        Most of the Bank's business activity is with community associations through their management companies, as agent. In addition, the Bank holds a substantial amount of municipal obligations and mortgage-backed securities, which are issued by GNMA, FNMA or FHLMC.

        There were uninsured deposits at other financial institutions totaling approximately $1,756,000 and $3,749,000 at December 31, 2011 and 2010, respectively.

14. Stock Option Plan

        During November 2006, the Bank created a stock option plan (Plan) applicable to 150,000 shares of the Bank's common stock. Under the Plan, options can be granted to eligible directors and key employees of the Bank. The Plan is administered by the Compensation Committee of the Board of

FIRST ASSOCIATIONS BANK

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

14. Stock Option Plan (Continued)

Directors. The option price per share of the options under the Plan shall not be less than the fair market value per share at the time the option is granted. The initial grant of options to opening day employees vest at 20% on the day the Bank opened and 20% for each year thereafter. Any subsequent grants generally vest 20% per year. Options granted under the Plan are exercisable for a period not to exceed ten years from the options grant date.

        The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model with the following assumptions:

	December 31,
	2011	2010
Dividend yield	0.00%	0.00%
Expected life	7 years	7 years
Expected volatility	15.00%	15.00%
Risk-free interest rate	3.35% to 3.53%	3.50%

        The term of 7 years was based on a simplified method calculation using the contractual terms. Compensation expense is recognized on a straight-line basis over the vesting period. The compensation cost that has been charged against income for the Plan was approximately $35,000 and $44,000 for the years ending December 31, 2011 and 2010, respectively. As of December 31, 2011, the Bank has approximately $86,000 in unrecognized compensation expense related to non-vested option awards that are expected to be recognized over the remaining non-vested periods of the options granted. There were 73,200 shares vested and exercisable as of December 31, 2011.

        A summary of option transactions during the periods ended December 31, 2011 and 2010 is as follows:

	2011			2010
	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Contract Term	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Contract Term
Outstanding at beginning of year	78,000	$10.41	5.43	74,000	$10.11	6.43
Granted during the year	20,000	17.00	9.11	4,000	16.00	9.38
Forefeited during the year	(2,000)	(16.00)	(8.38)	—
Exercised during the year	—			—

Outstanding at the end of year	96,000	$11.67	7.31	78,000	$10.41	5.63

Options exercisable at end of year	73,200		4.92	70,833		5.43

Weighted-average grant date fair value of options granted during the year		$4.63			$4.40

FIRST ASSOCIATIONS BANK

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

14. Stock Option Plan (Continued)

        A summary of options outstanding as of December 31, 2011 is as follows:

Options Outstanding			Options Exercisable
Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life	Number of Options Exercisable	Weighted Average Exercise Price
$10.00 - $17.00	96,000	7.31 years	73,200	$10.02

        A summary of options outstanding as of December 31, 2010 is as follows:

Options Outstanding			Options Exercisable
Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life	Number of Options Exercisable	Weighted Average Exercise Price
$10.00 - $16.00	78,000	5.63 years	70,833	$10.06

        A summary of nonvested option shares transactions during the periods ending December 31, 2011 and 2010 is as follows:

	December 31, 2011		December 31, 2010
	Weighted Average		Weighted Average
	Number of Options	Fair Value	Number of Options	Fair Value
Nonvested at January 1	7,167	$3.90	15,500	$2.96
Granted during the year	20,000	4.63	—	—
Vested during the year	(2,367)	2.96	(8,333)	2.91
Forfeited during the year	(2,000)	—	—	—

Nonvested at at December 31	22,800	$4.52	7,167	$3.90

15. Stock Warrants

        In connection with the organization of the Bank, the Bank's organizers advanced funds for organizational and other pre-opening expenses. As consideration for the advances, each organizer received between 10,000 and 13,641 warrants to purchase one share of common stock. A total of 64,564 warrants were issued. These warrants are exercisable at a price of $10.00 per share and may be exercised within ten years or before January 1, 2017. The weighted average remaining contractual life of warrants outstanding at December 31, 2011 was approximately 5.01 years. There were no warrants granted or exercised during 2011 and 2010.

16. Deferred Compensation

        The Bank entered into an executive deferred compensation agreement (Agreement) with two of its executive officers. The Agreement is indirectly funded by the Bank's purchase of corporate-owned life insurance contracts. The benefits payable under the Agreement commence on the date of retirement,

FIRST ASSOCIATIONS BANK

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

16. Deferred Compensation (Continued)

or death if earlier, and continue monthly over defined periods. The benefits payable are accrued monthly in an amount whereby the accrual at the date of the participant's retirement will equal the present value of the future benefits payable. At December 31, 2011 and 2010, and for the years then ended, assets, liabilities and expenses related to the plans were as follows:

	2011	2010
Approximate cash surrender value of life insurance policies associated with the plans	$3,929,000	$3,796,000
Accrued benefits in connection with the plans (included as a component of other liabilities)	$646,000	$451,000
Benefit expense in connection with the plans (included as a component of salaries and employee benefits)	$71,000	$45,000

17. Related Party Transactions

        Most of the Bank's deposits obtained from community associations are managed by an entity or related entities that are owned by a shareholder and director of the Bank. For the year ended December 31, 2011, marketing and support fees of approximately $310,000, were accrued to be paid to or in support of the aforementioned entities and are included in other liabilities in the accompanying balance sheets. There were no marketing and support fees paid to or in support of the aforementioned parties during the year ended December 31, 2010.

18. Restrictions on Undivided Profits

        Under banking law there are legal restrictions limiting the amount of dividends the Bank can declare. Approval of the regulatory authorities is required if the effect of the dividends declared would cause regulatory capital of the Bank to fall below specified minimum levels.

19. Stockholders' Equity and Regulatory Matters

        The Bank is subject to various regulatory capital requirements administered by bank regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2011 and 2010, that the Bank meets all capital adequacy requirements to which it is subject.

FIRST ASSOCIATIONS BANK

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

19. Stockholders' Equity and Regulatory Matters (Continued)

        As of December 31, 2011 and 2010, the Bank's capital ratios exceeded those levels necessary to be categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since December 31, 2011 that management believes have changed the Bank's category.

        A comparison of the Bank's actual capital amounts and ratios to required capital amounts and ratios is presented in the following table (in thousands):

	Actual			For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio		Amount		Ratio		Amount		Ratio
As of December 31, 2011
Total capital (to weighted assets)	$34,806	47.1%	≥	$5,906	≥	8.0%	≥	$7,383	≥	10.0%
Tier I capital (to weighted assets)	$34,528	46.8%	≥	$2,953	≥	4.0%	≥	$4,430	≥	6.0%
Tier I capital (to average assets)	$34,528	11.4%	≥	$12,129	≥	4.0%	≥	$15,161	≥	5.0%
As of December 31, 2010
Total capital (to weighted assets)	$30,286	54.9%	≥	$4,410	≥	8.0%	≥	$5,512	≥	10.0%
Tier I capital (to weighted assets)	$30,224	54.8%	≥	$2,205	≥	4.0%	≥	$3,307	≥	6.0%
Tier I capital (to average assets)	$30,224	12.3%	≥	$9,871	≥	4.0%	≥	$12,339	≥	5.0%

QuickLinks

  Exhibit 99.1
FIRST ASSOCIATIONS BANK Financial Statements December 31, 2011 and 2010 (With Independent Auditors' Report Thereon)
Independent Auditors' Report
FIRST ASSOCIATIONS BANK Balance Sheets December 31, 2011 and 2010
FIRST ASSOCIATIONS BANK Statements of Income For the Years Ended December 31, 2011 and 2010
FIRST ASSOCIATIONS BANK Statements of Changes in Stockholders' Equity For the Years Ended December 31, 2011 and 2010
FIRST ASSOCIATIONS BANK Statements of Cash Flows For the Years Ended December 31, 2011 and 2010
FIRST ASSOCIATIONS BANK Notes to Financial Statements December 31, 2011 and 2010